Exhibit 5.1

October 4, 2013

DryShips Inc.

74-76 V. Ipeirou Street

151 25, Marousi

Athens, Greece

Re: DryShips Inc.

Ladies and Gentlemen:

We have acted as counsel to DryShips Inc. and its subsidiaries (the “Company”) in connection with (i) the Company’s registration statement on Form F-3 (File No. 333-190951) (such registration statement as amended or supplemented from time to time) (the “Registration Statement”) as filed with the U.S. Securities and Exchange Commission (the “Commission”), relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and offering by the Company in one or more public offerings (collectively, the “Offering”) of an indeterminate number of securities, which may include shares of common stock, par value $0.01 per share, of the Company (the “Common Shares”), shares of preferred stock, par value $0.01 per share, of the Company (the “Preferred Shares”), debt securities of the Company (the “Debt Securities”), guarantees to the debt securities that are made by the Company’s subsidiaries listed in the Registration Statement (the “Guarantees”), warrants to purchase the Company’s securities (the “Warrants”), purchase contracts to purchase the Company’s securities (the “Purchase Contracts”), rights to purchase the Company’s securities (the “Rights”), and units comprised of any of the foregoing securities (the “Units” and, together with the Common Shares, the Rights, the Preferred Shares, the Debt Securities, the Guarantees, the Warrants, the Purchase Contracts and the Rights, the “Securities”) and (ii) a prospectus supplement (the “Prospectus Supplement”) relating to the issuance and sale of up to $200,000,000 of common shares (the “Shares”) under a sales agreement (the “Sales Agreement”) pursuant to which the Company may offer the Shares at any time, from time to time, in ordinary brokered transactions on the Nasdaq Global Select Market.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company included in the Registration Statement (the “Prospectus”); and (iii) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the

DryShips Inc.

October 4, 2013

genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the Republic of the Marshall Islands the Shares when issued, sold and paid for as contemplated in the Prospectus Supplement and Sales Agreement will be validly issued, fully paid and non-assessable.

This opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the laws of the Republic of the Marshall Islands as in effect on the date hereof.

Very truly yours,

/s/ Seward & Kissel LLP